EXHIBIT 10a(20)
CLAWBACK PRACTICE
PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
Effective as of February 20, 2018

Section 1. Purpose.
The Public Service Enterprise Group Incorporated Clawback Practice (“Clawback Practice”) was originally effective December 15, 2015. The Clawback Practice has been adopted by the Board of Directors. The Clawback Practice is amended effective February 20, 2018.
The purpose of the Clawback Practice is for the Company to recover or cause to be forfeited Incentive Compensation of Covered Employees upon the occurrence of a Covered Event. The Clawback Practice is intended to underscore and be aligned with the Company’s Standards of Conduct.
The Clawback Practice supersedes all clawback and forfeiture provisions in the Covered Plans and is incorporated into those Covered Plans; however, particular grants and awards under the Covered Plans may include additional clawback provisions not otherwise specifically stated in this Clawback Practice. The Clawback Practice is in addition to any clawback and forfeiture provisions that are in Company’s compensation plans or programs which are not Covered Plans.
Section 2. Definitions.
“Administrator” shall mean with respect to Key Executives, the Committee, and with respect to all other Covered Employees, the Senior Vice President of Human Resources & Chief Human Resources Officer.
“Clawback” shall mean the recoupment or forfeiture of a Covered Employee’s Incentive Compensation whether paid, vested, granted or accrued, upon the occurrence of a Covered Event.
“Clawback Amount” shall have the meaning set forth in Section 4(a) of this Clawback Practice.
“Company” shall mean the Public Service Enterprise Group Incorporated.
“Committee” shall mean the Organization and Compensation Committee of the Board of Directors.
“Covered Employees” shall mean any non-represented Employee or former Employee, including an Executive Officer, who receives or is entitled to receive Incentive Compensation.
“Covered Event” shall mean one or more of the below events that the Administrator, in its sole discretion, determines to be appropriate:

(a)	If as a result of misconduct, the Company or any of its subsidiaries is required by the Securities and Exchange Commission (“SEC”) to file an accounting restatement for any fiscal year due to its material noncompliance with accounting requirements under the federal securities laws, and the Covered Employee (i) knowingly engaged in the misconduct, or (ii) recklessly failed to prevent the misconduct, or (iii) is a person who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002.

(b)
If as a result of misconduct, the Company or any of its subsidiaries has determined that it is necessary to recalculate any Incentive Compensation for any year, and the Covered Employee (i) knowingly engaged in the misconduct, or (ii) recklessly failed to prevent the misconduct.

(c)
If a Covered Employee’s act or omission constitutes a material violation of the Company’s Standard of Conduct, in effect from time to time, that results in the Covered Employee’s termination from employment. A Covered Event includes an act or omission that if it had been known by the Company prior to termination from employment, the act or omission would have resulted in the Covered Employee’s termination from employment. The foregoing also includes situations where the Company learns about the act or omission before the employee leaves the Company but did not have time to fully review the act or omission prior to departure.  In these situations, if the Company determines the act or omission would have resulted in termination, this shall constitute a Covered Event.

“Covered Plan” shall mean the following:

(a)
Performance Incentive Plan for Certain Employees of Public Service Electric and Gas Company and Subsidiaries, Performance Incentive Plan for Certain Employees of PSEG Services Corporation and Subsidiaries, Performance Incentive Plan for Certain Employees of PSEG Power LLC and Subsidiaries, Performance Incentive Plan for Certain Employees of PSEG Long Island LLC, and Performance Incentive Plan for Certain Employees of Long Island Electric Utility ServCo LLC (collectively, “PIP”);

(b)	PSEG Power LLC Incentive Compensation Program for PSEG Energy Resources & Trade LLC Employees (“ER&T Plan”);

(c)	Deferred Compensation Plan for Certain Employees of Public Service Enterprise Group Incorporated and Its Affiliates (“Deferred Compensation Plan”);

(d)	Public Service Enterprise Group Incorporated 2004 Long-Term Incentive Plan, as amended and restated (“LTIP”);

(e)	Public Service Enterprise Group Incorporated Equity Deferral Plan (“Equity Deferral Plan”);

(f)	Public Service Enterprise Group Incorporated Management Incentive Compensation Plan (“MICP”);

(g)	Public Service Enterprise Group Incorporated Senior Management Incentive Compensation Plan (“SMICP”); and

(h)	PSEG Power LLC Incentive Compensation Program for Certain Employees of PSEG Energy Solutions LLC.
“Effective Date” shall mean the date this Clawback Practice is adopted, or as amended from time to time, by the Board of Directors.
“Incentive Compensation” shall mean compensation or awards paid to, granted to, or accrued for a Covered Employee under a Covered Plan.
“Key Executive” shall mean any current or former employee of the Company that is, or was during employment, on Schedule A, B or C of the Key Executive Severance Plan of Public Service Enterprise Group Incorporated.
Section 3. Clawback Authority.
The Administrator, in its sole discretion, shall determine whether a Covered Employee shall be subject to Clawback upon the occurrence of a Covered Event and shall determine the amount of Clawback. The Administrator shall exercise the Clawback authority pursuant to this Clawback Practice.
Section 4. Clawback Amount and Method of Clawback.

(a)
Amount. The Clawback Amount shall be determined by the Administrator, in its sole discretion. The amount of Incentive Compensation that may be subject to Clawback is the Incentive Compensation that the Covered Employee received or is determined to be entitled to receive within the three completed fiscal years immediately preceding the Covered Event.

(b)
Method. The Administrator, in its sole discretion, shall determine the method that will be used to recoup the Clawback Amount, including but not limited to, (i) not paying or distributing the Incentive Compensation that has not yet been paid or distributed to the Covered Employee (including amounts deferred under the Deferred Compensation Plan or Equity Deferral Plan, (ii) making demand upon the Covered Employee to repay such Clawback Amount as has been paid or distributed, and (iii) causing the Clawback Amount to be withheld from other compensation, including but not limited to, future Incentive Compensation, to the extent permitted under applicable law.

Section 5. Applicability of Clawback Practice.
All award agreements with a Covered Employee shall include language that the award is subject to the Clawback Practice and that the Covered Employee agrees that the award is subject thereto. Notwithstanding the immediately preceding sentence, the Clawback Practice applies to each Covered Plan and all awards issued thereunder regardless of whether the Covered Plan or award issued thereunder specifically includes such language, and each Covered Employee is deemed to have agreed that an award under a Covered Plan is subject to this Clawback Practice.
Any award granted on or after the date of adoption of this Clawback Practice shall be deemed to be subject to the provisions of such clawback rules and regulations adopted by the SEC and in effect from time to time, as if such rules and regulations had been in effect at the time of the grant of the award, and each Covered Employee shall be deemed to have so agreed to the applicability of such provisions.
Section 6. Notice of Covered Employees.
The Administrator shall cause to have notice of this Clawback Practice given to the Covered Employees, in such manner as determined by the Administrator from time to time.
Section 7. Administration.
The Clawback Practice shall be administered by the Administrator. The Committee will make determinations and interpretations and to take such actions in connection with the Clawback Practice as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be final and binding.
The Senior Vice President of Human Resources & Chief Human Resources Officer shall report to the Committee during a Committee meeting if any Covered Employee, other than a Key Executive, was subject to Clawback since the last Committee meeting.
The rights and remedies provided in this Clawback Practice are not exclusive. Nothing in this Clawback Practice shall preclude the Company’s right to take legal action against a Covered Employee or otherwise to enforce the provisions of this Clawback Practice.
Section 8. Indemnification.
The Company shall not indemnify any Covered Employee for the amount subject to Clawback.
Section 9. Applicable Law.
All provisions of this Clawback Practice, including the applicability, interpretation, administration and enforcement thereof, shall comply with and be subject to applicable law and regulation.
Section 10. Amendment and Termination.
The Committee shall have the authority to amend the Clawback Practice at any time and for any reason. The Board shall have the authority to terminate the Clawback Practice at any time and for any reason.

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